FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports First Quarter 2021 Results

First Quarter 2021 Highlights*

* (All comparisons are versus the prior year period unless stated otherwise)

•

Revenue was $263.5 million, a decrease of 9% or $27.5 million,  reflecting the absence of the Company’s ticketed live events and a  large-scale international event, partially offset by the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights

•

Operating income was $65.1 million, an increase of 22% or $11.8 million, as the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights was partially offset by the absence of a large-scale international event

•	Adjusted OIBDA[1] was $83.9 million, an increase of 9% or $6.6 million
•	WWE Network launched on Peacock, NBCU’s streaming service, in the U.S. on March 18, expanding the reach of WWE’s premium content, including live pay-per-views, original series and in-ring shows
•	WWE transitioned Raw and SmackDown to the Yuengling Center in Tampa Bay (effective April 12), and continued to deliver a spectacular interactive experience, WWE ThunderDome, to fans
•	WWE announced a multi-year extension with USA Network for NXT, which moved the airing of its two-hour, live show to Tuesday nights (effective April 13)
•	Digital video views were 9.4 billion, a decrease of 2%, and hours consumed were 367 million, an increase of 7%, across digital and social platforms[2]
•	Return of capital to shareholders (share repurchases and dividends paid) totaled $84.2 million in 1Q21

WrestleMania Highlights (April 10-11, 2021)*

* (All comparisons are versus the prior year period unless stated otherwise)

•

WrestleMania was held at Raymond James Stadium in Tampa Bay, Florida over two consecutive sold-out nights in front of a combined 51,350 fans. WrestleMania was the first WWE live event with a  ticketed audience to take place since the COVID-19 outbreak more than one year ago

•

WWE set WrestleMania Week viewership records with nearly 1.1 billion video views across digital and social platforms, representing a 14% increase from the prior year. A record of nearly 32 million hours of content was consumed during the week, an increase of 9% from the prior year[3]

STAMFORD, Conn., April 22, 2021 - WWE (NYSE: WWE) today announced financial results for its first quarter ended March 31, 2021.

“During the first quarter, we continued to effectively execute our strategy, demonstrating our ability to adapt to a challenging live event environment and to expand the reach and monetization of our content in a changing media landscape,” said Vince McMahon, WWE Chairman & CEO. “The launch of WWE Network on NBCU’s streaming service, Peacock, the multi-year extension to distribute NXT on USA Network and the successful staging of WrestleMania illustrate the enduring and increasing value of the WWE brand as the foundation for long-term growth.”

Kristina Salen, WWE Chief Financial Officer, added “In the quarter, Adjusted OIBDA results were driven by the recognition of revenue from our Peacock agreement. Although Adjusted OIBDA increased in the quarter, we are not adjusting our previous full year Adjusted OIBDA guidance of $270 million to $305 million at this time, given the uncertainty regarding the timing and pace of return for ticketed audiences and our ability to stage international large-scale events due to COVID-19 restrictions.”

First-Quarter Consolidated Results*

* (All comparisons are versus the prior year period unless stated otherwise)

Revenue was $263.5 million, a decrease of 9% or $27.5 million, primarily due to the cancellation of the Company’s live events, including a large-scale international event, and the associated loss of merchandise sales,  all due to COVID-19. These declines were partially offset by an increase in network revenue, which was primarily driven by the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights, and, to a lesser extent, the contractual escalation of domestic core content rights fees.

Operating Income was $65.1 million, an increase of 22% or $11.8 million, as upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights and, to a lesser extent, the contractual escalation of domestic core content rights fees as well as a decrease in stock compensation expense were partially offset by the absence of a large-scale international event. The change in stock compensation expense increased the growth rate in Operating Income as compared to the growth rate in Adjusted OIBDA. The Company’s Operating income margin increased to 24.7% from 18.3%.

Adjusted OIBDA (which excludes stock compensation) was $83.9 million, an increase of 9% or $6.6 million, as the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights and, to a lesser extent, the contractual escalation of domestic core content rights fees, were partially offset by the absence of a large-scale international event. The Company’s Adjusted OIBDA margin increased to 31.8% from 26.6%.

Net Income was $43.8 million, or $0.51 per diluted share, an increase from $26.2 million, or $0.31 per diluted share, in the first quarter 2020, primarily reflecting improved operating performance and, to a lesser extent, the absence of impairment charges related to certain equity investments.

Cash flows generated by operating activities were $59.9  million, a decrease from $65.9 million, as improved operating performance was more than offset by the timing of collections associated with Network revenue.

Free Cash Flow was $53.8 million, a decrease from $57.6 million, primarily due to the change in operating cash flow, partially offset by a reduction in capital expenditures.4

Cash, cash equivalents and short-term investments were $461 million as of March 31, 2021, which reflects the repayment of the remaining $100 million borrowed under the Company’s revolving line of credit during the second quarter 2020.  As a result, the Company estimates debt capacity under its currently undrawn revolving line of credit of $200 million.

Return of Capital to Shareholders

The Company returned $84.2 million to shareholders in the first quarter 2021, including $75.0 million in share repurchases and $9.2 million in dividends paid. Under the Company’s existing share repurchase program nearly 1.5 million shares were repurchased at an average price of $50.07 per share, resulting in approximately $342 million remaining available for repurchase. WWE intends to continue opportunistic repurchases under the program.

Basis of Presentation

For the first quarter ending March 31, 2020, the Company’s pre-tax results included $11.5 million in impairment charges related to certain equity investments. The Company did not record any impairment charges related to these investments during the quarter ended March 31, 2021. A reconciliation of Net Income to Adjusted Net Income for the three-month periods ended March 31, 2021 and 2020 can be found in the supplemental schedule on page 13 of this release.

Results by Operating Segment*

* (All comparisons are versus the prior year period unless stated otherwise)

Media

First-Quarter 2021

Revenue was $242.0 million, a decrease of 6% or $14.6 million, primarily driven by the absence of the Company’s large-scale international event as reflected in Other media revenue. The decline in media revenue was partially offset by an increase in network revenue, driven by the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights,  and, to a lesser extent, content license fees associated with the delivery of new WWE Network content as well as the contractual escalation of domestic core content rights fees for the Company’s flagship programs, Raw and SmackDown.

Operating income was $97.1 million, an increase of 9% or $7.8 million, primarily due to changes in product mix as increased network and core content rights fees revenue had higher incremental margins than that of the lost revenue associated with the Company’s large-scale international event.

Adjusted OIBDA was $106.6 million, representing an increase of 4% or $4.0 million.

Live Events

First-Quarter 2021

Revenue was $0.5 million, a decrease of 97% or $17.0 million, driven by a decline in ticket sales primarily due to the absence of live events in North America, where 41 events were held in the first quarter 2020.

Operating income reflected a loss of $4.5 million, representing an increased loss of 41% or $1.3 million, due to the impact of cancelled events (as described above).

Adjusted OIBDA reflected a loss of $4.3 million, representing an increased loss of 65% or $1.7 million.

Consumer Products

First-Quarter 2021

Revenue was $21.0 million, an increase of 24% or $4.1 million, reflecting increased eCommerce merchandise sales and higher video game royalties. Increased eCommerce sales more than offset the absence of venue merchandise sales resulting from the absence of ticketed events in the quarter (as described above).

Operating income was $6.2 million, an increase of 114% or $3.3 million, reflecting an increase in revenue (as described above).

Adjusted OIBDA was $6.7 million, representing an increase of 76% or $2.9 million.

Business Outlook5

In January, the Company issued guidance for 2021 Adjusted OIBDA. As previously discussed, the Company estimated it can achieve 2021 Adjusted OIBDA of $270 - $305 million as revenue growth, driven by the impact of the Peacock transaction, the gradual ramp-up of ticketed live events, including large-scale international events, and the contractual escalation of core content rights fees, is offset by the increase in personnel and television production expenses. The Company is not changing full year guidance at this time. While first quarter 2021 results were up on a year-over-year basis, they were largely driven by the impact of the WWE Network-Peacock licensing agreement, including the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights, and therefore should not extend into future quarters. Additionally, the guidance range remains highly dependent upon the Company’s ability to stage live events, including large-scale international events.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 5. A reconciliation of three months ended March 31, 2021 and 2020 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 14

(2)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App, including the Free Version of WWE Network)

(3)	WrestleMania week video views measured across WWE.com, YouTube, Twitter, Facebook, Instagram, TikTok and Snapchat
(4)	A reconciliation of three months ended March 31, 2021 and 2020 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 15
(5)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2020. In addition, WWE is unable to provide a reconciliation of full year 2021 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on April 22, 2021 to discuss the Company's earnings results for the first quarter ended 2021. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 5041109).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on April 22, 2021 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG programming can be seen in more than 900 million homes worldwide in 28 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all live pay-per-views, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network. The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Orlando, Dubai, London, Mexico City, Mumbai, Munich, Riyadh, Shanghai, Singapore and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution and licensing agreements; a rapidly evolving media landscape; WWE Network; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net Revenue:
Media	$242.0	$256.6
Live Events	0.5	17.5
Consumer Products	21.0	16.9
Total Net Revenue	$263.5	$291.0

Operating Income (Loss):
Media	$97.1	$89.3
Live Events	(4.5)	(3.2)
Consumer Products	6.2	2.9
Corporate	(33.7)	(35.7)
Total Operating Income	$65.1	$53.3

Adjusted OIBDA:
Media	$106.6	$102.6
Live Events	(4.3)	(2.6)
Consumer Products	6.7	3.8
Corporate	(25.1)	(26.5)
Total Adjusted OIBDA	$83.9	$77.3

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Media Revenue:
Network (including pay-per-view) (1)	$79.4	$43.5
Core content rights fees (2)	139.7	133.2
Advertising and sponsorship	15.6	17.4
Other (3)	7.3	62.5
Total Revenue	$242.0	$256.6

	Three Months Ended
	March 31,
	2021	2020
Live Events Revenue:
North American ticket sales	$—	$15.2
International ticket sales	—	0.2
Advertising and sponsorship	—	0.1
Other (4)	0.5	2.0
Total Revenue	$0.5	$17.5

	Three Months Ended
	March 31,
	2021	2020
Consumer Products Revenue:
Consumer product licensing	$11.0	$7.7
eCommerce	10.0	6.0
Venue merchandise	—	3.2
Total Revenue	$21.0	$16.9

(1)

Network revenue consists of revenue earned from fees from customers of WWE Network and license fees under international licensed partner agreements, as well as amounts earned from our pay-per-view broadcasts. Effective March 18, 2021, Network revenue includes the domestic monetization of WWE Network generated from content license fees.  Network revenue for the three months ended March 31, 2021 includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights

(2)

Core content rights fees consist primarily of licensing revenue earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(3)

Other forms of media monetization reflect revenue earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(4)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net revenues	$263.5	$291.0
Operating expenses	142.1	175.4
Marketing and selling expenses	18.9	22.7
General and administrative expenses	26.6	28.7
Depreciation and amortization	10.8	10.9
Operating income	65.1	53.3
Interest expense	8.5	8.2
Other income (expense), net	0.5	(10.4)
Income before income taxes	57.1	34.7
Provision for income taxes	13.3	8.5
Net income	$43.8	$26.2

Earnings per share:
Basic	$0.57	$0.34
Diluted	$0.51	$0.31

Weighted average common shares outstanding:
Basic	77.4	77.3
Diluted	85.7	85.1
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$300.4	$462.1
Short-term investments, net	160.7	131.3
Accounts receivable, net	83.8	52.0
Inventory	8.4	8.4
Prepaid expenses and other current assets	60.9	73.1
Total current assets	614.2	726.9
Property and equipment, net	155.9	161.5
Finance lease right-of-use assets, net	306.4	310.8
Operating lease right-of-use assets, net	15.6	13.5
Content production assets, net	15.6	15.4
Investment securities	11.3	11.1
Deferred income tax assets, net	10.5	10.1
Other assets, net	47.6	48.0
Total assets	$1,177.1	$1,297.3
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$100.4
Finance lease liabilities	9.5	9.6
Operating lease liabilities	4.8	4.0
Convertible debt	196.3	194.7
Accounts payable and accrued expenses	134.2	124.7
Deferred income	61.6	62.9
Total current liabilities	406.8	496.3
Long-term debt	21.6	21.7
Finance lease liabilities	377.4	379.9
Operating lease liabilities	11.0	9.7
Other non-current liabilities	3.0	0.9
Total liabilities	819.8	908.5
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.5	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	420.0	424.7
Accumulated other comprehensive income	2.9	3.0
Accumulated deficit	(66.4)	(39.7)
Total stockholders’ equity	357.3	388.8
Total liabilities and stockholders' equity	$1,177.1	$1,297.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
OPERATING ACTIVITIES:
Net income	$43.8	$26.2
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	5.8	8.9
Depreciation and amortization	12.6	12.1
Other amortization	4.2	4.2
Loss on equity investments, net	—	11.7
Stock-based compensation	8.0	13.1
Benefit from deferred income taxes	(0.4)	(0.8)
Other non-cash adjustments	0.8	4.6
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(32.8)	(21.4)
Inventory	0.3	(0.5)
Prepaid expenses and other assets	12.2	6.7
Content production assets	(5.8)	(9.3)
Accounts payable, accrued expenses and other liabilities	12.5	4.7
Deferred income	(1.3)	5.7
Net cash provided by operating activities	59.9	65.9
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(6.1)	(8.3)
Purchases of short-term investments	(52.4)	(8.7)
Proceeds from sales and maturities of investments	22.8	33.5
Purchase of investment securities	(0.2)	—
Net cash (used in) provided by investing activities	(35.9)	16.5
FINANCING ACTIVITIES:
Repayment of debt	(100.1)	(1.3)
Repayment of finance leases	(2.7)	(2.6)
Dividends paid	(9.2)	(9.3)
Debt issuance costs	—	—
Proceeds from borrowings under Revolving Credit Facility	—	—
Taxes paid related to net settlement upon vesting of equity awards	(0.6)	(2.5)
Proceeds from issuance of stock	1.9	1.4
Repurchase and retirement of common stock	(75.0)	—
Net cash used in financing activities	(185.7)	(14.3)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(161.7)	68.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	462.1	90.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$300.4	$158.5
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$2.7	$4.5

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021		2020
	As Reported	Adjusted	As Reported	Loss on Investment (1)	Adjusted
Operating income	$65.1	$65.1	$53.3	$—	$53.3
Interest expense	8.5	8.5	8.2	—	8.2
Other income (expense), net	0.5	0.5	(10.4)	11.5	1.1
Income before taxes	57.1	57.1	34.7	11.5	46.2
Provision for income taxes	13.3	13.3	8.5	2.8	11.3
Net income	$43.8	$43.8	$26.2	$8.7	$34.9
Earnings per share - diluted	$0.51	$0.51	$0.31	$0.10	$0.41

(1)

During the three months ended March 31, 2020, the Company recorded impairment charges totaling $11.5 million on certain equity investments as a result of our impairment evaluations. The Company did not record any impairment charges related to these investments during the three months ended March 31, 2021

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$97.1	$3.7	$5.8	$—	$106.6
Live Events	(4.5)	—	0.2	—	(4.3)
Consumer Products	6.2	—	0.5	—	6.7
Corporate	(33.7)	7.1	1.5	—	(25.1)
Total	$65.1	$10.8	$8.0	$—	$83.9

	Three Months Ended March 31, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$89.3	$3.9	$9.4	$—	$102.6
Live Events	(3.2)	—	0.6	—	(2.6)
Consumer Products	2.9	—	0.9	—	3.8
Corporate	(35.7)	7.0	2.2	—	(26.5)
Total	$53.3	$10.9	$13.1	$—	$77.3

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net cash provided by operating activities	$59.9	$65.9
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(6.1)	(8.3)
Free Cash Flow	$53.8	$57.6